MANAGEMENT'S REPORT
Mississippi Power Company 1999 Annual Report


The management of Mississippi Power Company has prepared--and is responsible for--the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based upon recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting control maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of four directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Mississippi Power Company in conformity with generally accepted accounting principles.



/s/Dwight H. Evans
Dwight H. Evans
President and Chief Executive Officer

/s/Michael W. Southern
Michael W. Southern
Vice President, Secretary, Treasurer and
Chief Financial Officer



February 16, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Mississippi Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Mississippi Power Company (a Mississippi corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1999 and 1998, and the related statements of income, common stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10-26) referred to above present fairly, in all material respects, the financial position of Mississippi Power Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



/s/ Arthur Andersen LLP
Atlanta, Georgia
February 16, 2000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Mississippi Power Company 1999 Annual Report


RESULTS OF OPERATIONS

Earnings

Mississippi Power Company's 1999 net income after dividends on preferred stock of $54.8 million remained relatively flat when compared to 1998. In 1998, earnings were $55.1 million, up $1.1 million from the prior year. This change is primarily attributable to higher retail and wholesale revenues.

Revenues

The following table summarizes the factors impacting operating revenues for the past three years:

                                      Increase (Decrease)
                                        From Prior Year
                              ----------------------------------
                               1999         1998          1997
                              ----------------------------------
                                       (in thousands)
  Retail --
     Change in base
      rates (PEP and
      ECO Plan)            $   792      $    335       $ 3,177
     Sales growth            7,876         4,787           109
     Weather                (1,404)        7,091        (1,118)
     Fuel cost
      recovery
      and other             19,603        13,112           948
  --------------------------------------------------------------
  Total retail              26,867        25,325         3,116
  --------------------------------------------------------------
  Sales for resale --
     Non-affiliates          9,778       16,084          5,464
     Affiliates              1,161        8,142        (11,606)
  --------------------------------------------------------------
  Total sales for
     resale                 10,939       24,226         (6,142)
  Other operating
     revenues                   67        1,992          2,585
  --------------------------------------------------------------
  Total operating
     revenues              $37,873      $51,543        $ (441)
  ==============================================================
  Percent change               6.4%         9.5%         (0.1)%
  --------------------------------------------------------------

    Retail revenues of $469 million in 1999 increased 6.1 percent from 1998. This increase resulted primarily from continued growth in the service area and a true-up of the unbilled revenue estimate. Retail revenues for 1998 reflected a
6.1 percent increase over the prior year due to the continued growth in the service area and the positive impact of weather on energy sales.

    Fuel revenues generally represent the direct recovery of fuel expense including purchased power. Therefore, changes in recoverable fuel expenses are offset with corresponding changes in fuel revenues and have no effect on net income.

    Energy sales to non-affiliates include economy sales and amounts sold under short-term contracts. Sales for resale to non-affiliates are influenced by those utilities' own customer demand, plant availability, and the cost of their predominant fuels.

    Included in sales for resale to non-affiliates are revenues from rural electric cooperative associations and municipalities located in southeastern Mississippi. Energy sales to these customers increased 10.2 percent in 1999 and
9.8 percent in 1998, with the related revenues rising 12.1 percent and 11.3 percent, respectively. The customer demand experienced by these utilities is determined by factors very similar to Mississippi Power's. Revenues from other sales outside the service area increased in 1999 and 1998 primarily due to power marketing activities. These increases were offset by increases in purchased power from non-affiliates and, as a result, had no significant effect on net income.

    Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have no material impact on earnings.

    Below is a breakdown of kilowatt-hour sales for 1999 and the percent change for the last three years:

                          1999              Percent Change
                       -----------   ------------------------------
                           KWH            1999    1998      1997
                          (in
                       millions)

 Residential             2,248             -       10.3%    (2.0)%
 Commercial              2,848            8.5       9.0      4.0
 Industrial              4,407           18.2      (6.4)     0.6
 Other                      40            0.8       -        2.6
 Total retail            9,543           10.4       2.0      0.9
 Sales for
    Resale --
     Non-affiliates      3,256            3.1       9.1      6.2
     Affiliates            540           (2.2)     15.2    (31.0)
                       ----------
 Total                  13,339            8.0       4.3      0.2
 ==================================================================

Mississippi Power Company 1999 Annual Report


    Total retail sales increased 10.4 percent from 1998 primarily because of continued growth in the service area, industrial customers' recovery from last year's hurricane and a true-up of the unbilled revenue estimate. The unbilled revenue true-up amounted to approximately 3.5 percent of the total increase.

    Residential sales decreased slightly in 1999 due to the mild weather in the spring and winter periods, while commercial and industrial sales increased by
8.5 percent and 18.2 percent, respectively. Increased tourism and strong growth impacted commercial sales, while industrial sales were impacted by increased production by several larger industrial customers. Residential and commercial sales increased in 1998 by 10.3 percent and 9.0 percent, respectively, due to sales growth and higher than normal temperatures in the summer months. Sales to industrial customers decreased by 6.4 percent primarily due to a large industrial customer being shut down because of damages incurred from Hurricane Georges.

    The Company anticipates continued growth in energy sales as the economy improves within its service area. The casino industry and ancillary services, such as lodging, food, transportation, etc., are some of the factors that may influence the economy of the Company's service area. Also, energy demand is expected to grow as a result of a larger and more fully employed population.

Expenses

Total operating expenses were $513 million in 1999 reflecting an increase of $33 million or 6.9 percent over the prior year. The increase was due primarily to higher fuel costs. In 1998, total operating expenses increased by 10.6 percent over the prior year due primarily to higher fuel expenses, higher maintenance and higher other operation costs.

    Fuel costs are the single largest expense for the Company. Fuel expenses in 1999 increased 10.3 percent due to an increase in generation resulting from a higher demand for energy. In 1999, expenses related to purchased power from non-affiliates increased 18.3 percent, while expenses related to purchased power from affiliates decreased 14.0 percent which, in total, resulted in a slight increase when compared to 1998. Energy purchased for power marketing activities was resold to non-affiliated third parties and had no significant effect on net income. Sales and purchases among Mississippi Power and its affiliates will vary from period to period depending on demand and the availability and variable production cost at each generating unit in the Southern electric system.

    In 1998, fuel costs increased because of a 3.1 percent increase in generation and a higher average cost of fuel. The increased generation was due to higher demand for energy across the Southern electric system. Expenses related to purchased power from non-affiliates increased, and expenses related to purchased power from affiliates decreased. Further, the higher demand for energy resulted in higher purchased power costs from non-affiliates.

    The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                     1999     1998      1997
                                   -------------------------
Total generation
   (millions of kilowatt
         hours)                    11,599   10,610     10,289
Sources of generation
   (percent) --
     Coal                              81       80         85
     Gas                               19       20         15
Average cost of fuel per net
   kilowatt-hour generated
         (cents) --                  1.65     1.62       1.54
--------------------------------------------------------------

    Other operation expenses increased 13.9 percent in 1999 primarily due to the amortization of costs associated with the workforce reduction plan and higher distribution expenses. In 1998, other operation expense increased 7.5 percent due to continuing expenses related to a new customer service system, modification of certain information systems for year 2000 readiness, and costs related to workforce reduction programs. Maintenance expenses decreased 6.6 percent in 1999 due to reduced scheduled maintenance. In 1999, depreciation and amortization expenses increased 3.7 percent primarily due to growth in plant investment. Comparisons of taxes other than income taxes for 1999 and 1998 show increases of 4.2 percent and 4.4 percent, respectively, due to higher municipal franchise taxes resulting from higher retail revenues. Interest expense increased due to additional interest related to notes payable and interest accrued on tax audit issues.

Mississippi Power Company 1999 Annual Report


Effects of Inflation

Mississippi Power is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in utility plant with long economic lives. Conventional accounting for historical costs does not recognize this economic loss or the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred securities. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from weather to energy sales growth to a less regulated and more competitive environment. Expenses are subject to constant review and cost control programs. See Note 2 to the financial statements under "Workforce Reduction Programs" for information regarding the Company's workforce reduction plan of 1997. The Company is also maximizing the utility of invested capital and minimizing the need for additional capital by refinancing, managing the size of its fuel stockpile, raising generating plant availability and efficiency, and aggressively controlling the construction budget.

    The Company currently operates as a vertically integrated company providing electricity to customers within its traditional service area located in southeastern Mississippi. Prices for electricity provided by the Company to retail customers are set by the Mississippi Public Service Commission (MPSC) under cost-based regulatory principles. The Federal Energy Regulatory Commission
(FERC) regulates the Company's wholesale rate schedules, power sales contracts and transmission facilities.

    Operating revenues will be affected by any changes in rates under the Performance Evaluation Plan (PEP), the Company's performance based ratemaking plan, and the ECO Plan. PEP has proven to be a stabilizing force on electric rates, with only moderate changes in rates taking place. The ECO Plan provides for recovery of costs (including costs of capital) associated with environmental projects approved by the MPSC, most of which are required to comply with Clean Air Act Amendments of 1990 (Clean Air Act) regulations. The ECO Plan is operated independently of PEP. Compliance costs related to the Clean Air Act could affect earnings if such costs cannot be recovered. The Company's 1999 ECO Plan was approved, as filed, in 1999 and resulted in a slight decrease in customer prices. The Company filed its 2000 ECO Plan in January, 2000 and, if approved as filed, will result in a slight decrease in customer prices. Refer to Note 3 to the financial statements under "Litigation and Regulatory Matters" for additional information. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters".

    Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in Mississippi Power's service area. Currently, the Company is negotiating with certain of its wholesale customers a change in rates and has committed to them that any agreement reached would be effective January 1, 2000. At this time, no agreement has been reached and the ultimate amount of any rate change cannot now be determined.

    The electric utility industry in the United States is currently undergoing a period of dramatic change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Energy Act allows Independent Power Producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell energy generation to other utilities. Also, wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers, are driving down electricity sales for resale rates. The Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets.

    Although the Energy Act does not permit retail transmission access, it was a major catalyst for the current restructuring and consolidation taking place

Mississippi Power Company 1999 Annual Report


within the utility industry. Numerous federal and state initiatives are in various stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically change. While restructuring initiatives are being discussed in Mississippi, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of Mississippi Power to recover its investment, including regulatory assets, could have a material adverse effect on the financial condition of the Company.

    The Company is attempting to minimize or reduce its cost exposure. Continuing to be a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless Mississippi Power remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings. The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operation is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

    On December 20, 1999, the FERC issued its final ruling on Regional Transmission Organizations (RTOs). The order encourages utilities owning transmission systems to form RTOs on a voluntary basis. To facilitate the development of RTOs, the FERC will convene regional conferences for utilities, customers, and other members of the public to discuss the formation of RTOs. In addition to participating in the regional conferences, utilities owning transmission systems, including the Company, are required to make a filing by October 15, 2000. The filing must contain either a proposal for RTO participation or a description of the efforts made to participate in an RTO, the reasons for non-participation, any obstacles to participation, and any plans for further work toward participation. The RTOs that are proposed in the filings should be operational by December 15, 2001. The Company is evaluating the issue and formulating its response. The outcome of this matter cannot now be determined.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statements as incurred. At December 31, 1999, exposure from these activities was not material to the Company's financial position, results of operation, or cash flow. Also, based on the Company's overall interest rate exposure at December 31, 1999, a near-term 100 basis point change in interest rates would not materially affect the financial statements.

New Accounting Standard

The FASB has issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments - including certain derivative instruments embedded in other contracts - and for hedging activities. The Company has not yet quantified the impact of adopting this statement on its financial statements; however, the adoption could increase volatility in earnings and other comprehensive income.

Year 2000

Year 2000 Challenge

The work undertaken by the Company to prepare critical computer systems and other date sensitive devices to function correctly in the Year 2000 was successful. There were no material incidents reported and no disruption of electric service within the service area of the Company. There were no reports of significant events regarding third parties that impacted revenues or expenses.

    For the Company, original projected total costs for Year 2000 readiness were approximately $5 million. These costs include labor necessary to identify, test, and renovate affected devices and systems, and costs for reporting requirements to state and federal agencies. From its inception through December 31, 1999, the

Mississippi Power Company 1999 Annual Report


Year 2000 program costs, recognized primarily as expense, amounted to approximately $5 million.

FINANCIAL CONDITION

Overview

The principal change in Mississippi Power's financial condition during 1999 was the addition of approximately $76 million to utility plant. Funding for these additions and other capital requirements were derived primarily from operations. The Statements of Cash Flows provide additional details.

Financing Activity

In 1999, the Company sold $9.4 million of pollution control bonds. Additionally, the Company retired and reissued unsecured debt of $50 million. See the Statements of Cash Flows for further details.

    Composite financing rates have remained relatively flat for the years 1997 through 1999. As of year-end for each year respectively, the composite rates were as follows:

                                    1999     1998     1997
                                 ----------------------------
 Composite interest rate on
     long-term debt                 6.19%    6.14%    6.16%

 Composite preferred stock
     dividend rate                  6.33%    6.33%    6.33%

 Composite interest rate on
     preferred securities           7.75%    7.75%    7.75%
 ------------------------------------------------------------

    In 1999, the Company signed an Agreement for Lease and a Lease Agreement with Escatawpa Funding ("Escatawpa"), a limited partnership, that calls for the Company to design and construct, as agent for Escatawpa, a 1,064 megawatt natural gas combined cycle facility. It is anticipated that the total project will cost approximately $406 million, and upon project completion in mid 2001, the Company intends to lease the facility for an initial term of approximately 10 years. It is anticipated that the annual lease payments will approximate $32 million during the initial term.

Capital Structure

At year-end 1999, the Company's ratio of common equity to total capitalization, excluding long-term debt due within one year, decreased from 52.1 percent in 1998, to 50.2 percent.

Capital Requirements for Construction

The Company's projected construction expenditures for the next three years total $199 million ($84 million in 2000, $54 million in 2001, and $61 million in 2002). The major emphasis within the construction program will be on the upgrade of existing facilities.

    Revisions to projected construction expenditures may be necessary because of factors such as changes in business conditions, revised load projections, the availability and cost of capital, changes in environmental regulations, and alternatives such as leasing.

Other Capital Requirements

In addition to the funds required for the Company's construction program, approximately $80.1 million will be required by the end of 2002 for present sinking fund requirements and maturities of long-term debt. Mississippi Power plans to continue, when economically feasible, to retire higher cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

On November 3, 1999, the Environmental Protection Agency (EPA), brought a civil action in the U.S. District Court against Alabama Power Company, Georgia Power Company and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously, and the Company's plants Watson and Greene County. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants.

Mississippi Power Company 1999 Annual Report


The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly the Company's financial condition unless such costs can be recovered through regulated rates.

    In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected Mississippi Power and other subsidiaries of Southern Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants were required in two phases. Phase I compliance began in 1995 and initially affected 28 generating plants in the Southern electric system. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance started in 2000, and all fossil-fired generating plants are now affected.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $65 million for Mississippi Power.

    For Phase II sulfur dioxide compliance, Southern Company currently uses emission allowances and increased fuel switching. Also, equipment to control nitrogen oxide emissions was installed on additional system fossil-fired units as necessary to meet Phase II limits and ozone non-attainment requirements. Compliance for Phase II and initial ozone non-attainment requirements increased total estimated construction expenditures by approximately $105 million. Phase II compliance is not expected to have a material impact on Mississippi Power.

    Mississippi Power's ECO Plan is designed to allow recovery of costs of compliance with the Clean Air Act, as well as other environmental statutes and regulations. The MPSC reviews environmental projects and the Company's environmental policy through the ECO Plan. Under the ECO Plan, any increase in the annual revenue requirement is limited to 2 percent of retail revenues. Mississippi Power's management believes that the ECO Plan provides for recovery of the Clean Air Act costs. See Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the EPA revised the national ambient air quality standards for ozone and particulate matter. This revision made the standards significantly more stringent. In September 1998, the EPA issued the final regional nitrogen oxide rules to the states for implementation. The final rules affect 22 states that at present does not include Mississippi. The EPA is presently evaluating whether or not to bring an additional 15 states under this regional haze rule. Mississippi is one of those new 15 states. The EPA's July 1997 standards and the September 1998 rule are being challenged in the courts by several states and industry groups. Implementation of the final state rules could require substantial further reductions in nitrogen oxide emissions from fossil-fired generating facilities and other industry in these states. Implementation of the standards could result in significant additional compliance costs and capital expenditures that cannot be determined until the results of legal challenges are known, and the states have adopted their final rules.

    The EPA and state environmental regulatory agencies are reviewing and evaluating various matters including: emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of any new standards will depend on the development and implementation of applicable regulations.

Mississippi Power Company 1999 Annual Report


    The Company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the Company could incur costs to clean up properties currently or previously owned. Upon identifying potential sites, the Company conducts studies, when possible, to determine the extent of any required cleanup costs. Should remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership was substantially remediated in 1999. See Note 3 to the financial statements under "Environmental Compliance Overview Plan" for additional information.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for lawsuits alleging damages caused by electromagnetic fields or other environmental concerns. The likelihood or outcome of such potential lawsuits cannot be determined at this time.

Sources of Capital

To meet short-term cash needs and contingencies, the Company had at December 31, 1999 approximately $173 thousand of cash and cash equivalents and approximately $104.3 million of unused committed credit agreements. The Company had $57.5 million of short term notes payable outstanding at year end 1999.

    It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from sources similar to those used in the past. These sources were primarily the issuances of first mortgage bonds and preferred securities, in addition to pollution control revenue bonds issued for the Company's benefit by public authorities. The Company issued unsecured debt in 1998. In this regard, Mississippi Power sought and obtained stockholder approval in 1998 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness the Company may incur.

    Mississippi Power is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are high enough to permit, at present interest rate levels, any foreseeable security sales. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Cautionary Statement Regarding Forward-Looking
Information

This annual report, including the foregoing Management's Discussion and Analysis, contains forward-looking and historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking information; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring -- that may be pursued by the Company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports (including Form 10-K) filed from time to time by the Company with the SEC.

STATEMENTS OF INCOME
For the Years Ended December 31, 1999, 1998, and 1997
Mississippi Power Company 1999 Annual Report

----------------------------------------------------------------------------------------------------------------------
                                                                  1999                 1998                1997
----------------------------------------------------------------------------------------------------------------------
                                                                                  (in thousands)
Operating Revenues:
Retail sales                                                        $469,434             $442,567            $417,242
Sales for resale --
  Non-affiliates                                                     131,004              121,225             105,141
  Affiliates                                                          19,446               18,285              10,143
Other revenues                                                        13,120               13,054              11,062
----------------------------------------------------------------------------------------------------------------------
Total operating revenues                                             633,004              595,131             543,588
----------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                               172,686              156,539             142,059
  Purchased power --
    Non-affiliates                                                    40,080               33,872              14,536
    Affiliates                                                        31,007               36,037              37,794
  Other                                                              125,291              109,993             102,365
Maintenance                                                           47,085               50,404              47,302
Depreciation and amortization                                         49,206               47,450              45,574
Taxes other than income taxes                                         47,893               45,965              44,034
----------------------------------------------------------------------------------------------------------------------
Total operating expenses                                             513,248              480,260             433,664
----------------------------------------------------------------------------------------------------------------------
Operating Income                                                     119,756              114,871             109,924
Other Income:
Interest income                                                          273                  947                 857
Other, net                                                             1,675                2,498               2,368
----------------------------------------------------------------------------------------------------------------------
Earnings Before Interest and Income Taxes                            121,704              118,316             113,149
----------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                            20,455               20,567              19,856
Interest on notes payable                                              2,750                  943                  96
Amortization of debt discount, premium and expense, net                1,432                1,446               1,577
Other interest charges                                                 3,332                  790                 574
Distributions on preferred securities of subsidiary                    2,796                2,796               2,369
----------------------------------------------------------------------------------------------------------------------
Total interest charges and other, net                                 30,765               26,542              24,472
----------------------------------------------------------------------------------------------------------------------
Earnings Before Income Taxes                                          90,939               91,774              88,677
Income taxes                                                          34,117               34,664              31,380
----------------------------------------------------------------------------------------------------------------------
Net Income                                                            56,822               57,110              57,297
Dividends on Preferred Stock                                           2,013                2,005               3,287
----------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                       $ 54,809             $ 55,105            $ 54,010
======================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1999, 1998, and 1997
Mississippi Power Company 1999 Annual Report

-------------------------------------------------------------------------------------------------------------------------------
                                                                           1999                 1998                1997
-------------------------------------------------------------------------------------------------------------------------------

                                                                                         (in thousands)
Operating Activities:
Net income                                                                  $  56,822            $  57,110           $  57,297
Adjustments to reconcile net income
  to net cash provided from operating activities --
       Depreciation and amortization                                           53,427               51,517              49,661
       Deferred income taxes and investment tax credits, net                   (4,143)              11,620              (1,809)
       Other, net                                                               5,531              (12,175)              3,206
       Changes in certain current assets and liabilities --
          Receivables, net                                                    (39,304)              (5,486)             (8,583)
          Fossil fuel stock                                                    (9,379)              (5,767)              1,517
          Materials and supplies                                               (1,903)                 717               1,631
          Accounts payable                                                      1,391                 (389)              8,357
          Other                                                                14,206               (4,061)              3,980
-------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                    76,648               93,086             115,257
-------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                      (75,888)             (68,231)            (55,375)
Other                                                                           1,009                 (324)               (489)
-------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                        (74,879)             (68,555)            (55,864)
-------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Increase (decrease) in notes payable, net                                      44,500               13,000                   -
Proceeds --
   Other long-term debt                                                        59,400              103,520                   -
   Preferred securities                                                             -                    -              35,000
   Preferred stock                                                                  -                    -                   -
   Capital contributions from parent company                                    2,028                   85                   -
Retirements --
   First mortgage bonds                                                             -              (75,000)                  -
   Other long-term debt                                                       (50,456)             (13,020)                (10)
   Preferred stock                                                                  -                  (87)            (42,518)
Payment of preferred stock dividends                                           (2,013)              (2,005)             (3,287)
Payment of common stock dividends                                             (56,100)             (51,700)            (49,400)
Other                                                                            (282)              (2,429)             (1,804)
-------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                         (2,923)             (27,636)            (62,019)
-------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                        (1,154)              (3,105)             (2,626)
Cash and Cash Equivalents at Beginning of Period                                1,327                4,432               7,058
-------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                  $     173            $   1,327           $   4,432
===============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the period for --
   Interest (net of amount capitalized)                                       $25,486              $26,133             $22,297
   Income taxes (net of refunds)                                               39,729               26,847              33,450
-------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1999 and 1998
Mississippi Power Company 1999 Annual Report

---------------------------------------------------------------------------------------------------------------------
Assets                                                                                 1999                     1998
---------------------------------------------------------------------------------------------------------------------
                                                                                              (in thousands)

Current Assets:
Cash and cash equivalents                                                        $      173               $    1,327
Receivables --
  Customer accounts receivable                                                       61,274                   37,871
  Other accounts and notes receivable                                                23,490                   12,495
  Affiliated companies                                                               16,097                   10,946
  Accumulated provision for uncollectible accounts                                     (697)                    (621)
Fossil fuel stock, at average cost                                                   25,797                   16,418
Materials and supplies, at average cost                                              20,638                   18,735
Other                                                                                10,013                   10,616
---------------------------------------------------------------------------------------------------------------------
Total current assets                                                                156,785                  107,787
---------------------------------------------------------------------------------------------------------------------
Property, Plant, and Equipment:

In service                                                                        1,601,399                1,553,112
Less accumulated provision for depreciation                                         626,841                  583,957
---------------------------------------------------------------------------------------------------------------------
                                                                                    974,558                  969,155
Construction work in progress                                                        68,721                   51,517
---------------------------------------------------------------------------------------------------------------------
Total property, plant, and equipment                                              1,043,279                1,020,672
---------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                        1,389                      979
---------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:

Deferred charges related to income taxes                                             21,557                   22,697
Prepaid pension costs                                                                 2,488                        -
Debt expense, being amortized                                                         4,355                    4,409
Premium on reacquired debt, being amortized                                           8,154                    9,304
Workforce reduction plan                                                                  -                   12,748
Other                                                                                13,129                   11,009
---------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                              49,683                   60,167
---------------------------------------------------------------------------------------------------------------------
Total Assets                                                                     $1,251,136               $1,189,605
=====================================================================================================================
The accompanying notes are an integral part of these balance sheets.

BALANCE SHEETS
At December 31, 1999 and 1998
Mississippi Power Company 1999 Annual Report

--------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity                                                  1999                     1998
--------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)

Current Liabilities:
Securities due within one year                                                  $   30,020               $   50,020
Notes payable                                                                       57,500                   13,000
Accounts payable --
  Affiliated                                                                        17,002                    8,788
  Other                                                                             43,105                   47,113
Customer deposits                                                                    3,749                    3,272
Taxes accrued --
  Income taxes                                                                       6,865                    1,124
  Other                                                                             35,534                   31,379
Interest accrued                                                                     6,733                    2,955
Vacation pay accrued                                                                 5,218                    4,717
Other                                                                                7,497                   11,448
--------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                          213,223                  173,816
--------------------------------------------------------------------------------------------------------------------
Long-term debt (See accompanying statements)                                       321,802                  292,744
--------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes                                                  139,564                  143,852
Deferred credits related to income taxes                                            34,765                   37,277
Accumulated deferred investment tax credits                                         24,695                   25,913
Employee benefits provisions                                                        34,268                   34,148
Workforce reduction plan                                                            11,272                   13,051
Other                                                                               12,770                   10,764
--------------------------------------------------------------------------------------------------------------------
Total deferred credits and other liabilities                                       257,334                  265,005
--------------------------------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred
  securities of subsidiary trust holding company junior
  subordinated notes (See accompanying statements)                                  35,000                   35,000
--------------------------------------------------------------------------------------------------------------------
Preferred stock (See accompanying statements)                                       31,809                   31,809
--------------------------------------------------------------------------------------------------------------------
Common stockholder's equity (See accompanying statements)                          391,968                  391,231
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholder's Equity                                      $1,251,136               $1,189,605
====================================================================================================================
The accompanying notes are an integral part of these balance sheets.


STATEMENTS OF CAPITALIZATION
At December 31, 1999 and 1998
Mississippi Power Company 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                   1999              1998             1999              1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands)                (percent of total)
Long-Term Debt:
First mortgage bonds --

       Maturity                           Interest Rates
       --------                           --------------
       June 1, 2023                       7.45%                $ 35,000          $ 35,000
       March 1, 2004                      6.60%                  35,000            35,000
       December 1, 2025                   6.875%                 30,000            30,000
-----------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                      100,000           100,000
-----------------------------------------------------------------------------------------------------------------------------
Long-term notes payable --
       6.05% due May 1, 2003                                     35,000            35,000
       6.75% due June 30, 2038                                   54,564            55,000
       Adjustable rates (6.61% to 6.78% at 1/1/00)
         due 1999-2002                                           80,000            80,000
-----------------------------------------------------------------------------------------------------------------------------
Total long-term notes payable                                   169,564           170,000
-----------------------------------------------------------------------------------------------------------------------------
Other long-term debt --
     Pollution control revenue bonds --
       Collateralized:
         5.65% to 5.80% due 2007-2023                            26,785            26,805
         Variable rates (3.90% at 1/1/00)
          due 2020-2025                                          10,600            33,900
     Non-collateralized:
         Variable rates (3.90% to 4.00% at 1/1/00)
          due 2020-2028                                          46,220            13,520
-----------------------------------------------------------------------------------------------------------------------------
Total other long-term debt                                       83,605            74,225
-----------------------------------------------------------------------------------------------------------------------------
Unamortized debt premium (discount), net                         (1,347)           (1,461)
-----------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
  requirement -- $21.9 million)                                 351,822           342,764
Less amount due within one year                                  30,020            50,020
-----------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year            $321,802          $292,744            41.2%             39.0%
-----------------------------------------------------------------------------------------------------------------------------

STATEMENTS OF CAPITALIZATION (continued)
At December 31, 1999 and 1998
Mississippi Power Company 1999 Annual Report

-----------------------------------------------------------------------------------------------------------------------------
                                                                   1999              1998             1999              1998
-----------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)               (percent of total)
Company Obligated Mandatorily
  Redeemable Preferred Securities:
$25 liquidation value --
  7.75%                                                        $ 35,000          $ 35,000
-----------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $2.7 million)          35,000            35,000              4.5               4.7
-----------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$100 par value
  4.40% to 7.00%                                                 31,809            31,809
-----------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $2.0 million)              31,809            31,809
Less amount due within one year                                       -                 -
-----------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                       31,809            31,809              4.1               4.2
-----------------------------------------------------------------------------------------------------------------------------
Common Stockholder's Equity:
Common stock, without par value --
  Authorized  - 1,130,000 shares
  Outstanding - 1,121,000 shares in 1999 and 1998                37,691            37,691
  Paid-in capital                                               181,502           179,474
  Premium on preferred stock                                        326               326
Retained earnings                                               172,449           173,740
-----------------------------------------------------------------------------------------------------------------------------
Total common stockholder's equity                               391,968           391,231             50.2              52.1
-----------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                           $780,579          $750,784           100.0%            100.0%
=============================================================================================================================
The accompanying notes are an integral part of these statements.

STATEMENTS OF COMMON STOCKHOLDER'S EQUITY
For the Years Ended December 31, 1999, 1998, and 1997
Mississippi Power Company 1999 Annual Report

----------------------------------------------------------------------------------------------------------------------------
                                                                                  Premium on
                                                     Common         Paid-In        Preferred      Retained
                                                      Stock         Capital         Stock         Earnings         Total
----------------------------------------------------------------------------------------------------------------------------
                                                                              (in thousands)

Balance at January 1, 1997                           $37,691        $179,389          $372        $166,282         $383,734
Net income after dividends on preferred stock              -               -             -          54,010           54,010
Cash dividends on common stock                             -               -             -         (49,400)         (49,400)
Other                                                      -               -           (45)           (475)            (520)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                          37,691         179,389           327         170,417          387,824
Net income after dividends on preferred stock              -               -             -          55,105           55,105
Capital contributions from parent company                  -              85             -               -               85
Cash dividends on common stock                             -               -             -         (51,700)         (51,700)
Other                                                      -               -            (1)            (82)             (83)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                          37,691         179,474           326         173,740          391,231
Net income after dividends on preferred stock              -               -             -          54,809           54,809
Capital contributions from parent company                  -           2,028             -               -            2,028
Cash dividends on common stock                             -               -             -         (56,100)         (56,100)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                         $37,691        $181,502          $326        $172,449         $391,968
============================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Mississippi Power Company 1999 Annual Report


1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Mississippi Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five integrated Southeast utilities, Southern Company Services (SCS), Southern Communications Services (Southern LINC), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Energy Solutions, and other direct and indirect subsidiaries. The integrated Southeast utilities -- Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company -- provide electric service in four southeastern states. Contracts among the integrated Southeast utilitis related to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power--are regulated by the Federal Energy Regulatory Commission (FERC) and/or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and the subsidiary companies. Southern LINC provides digital wireless communications services to the integrated Southeast utilities and also markets these services to the public within the Southeast. Southern Company Energy Solutions develops new business opportunities related to energy products and services. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Energy acquires, develops, builds, owns, and operates power production and delivery facilities and provides a broad range of energy-related servies to utilities and industrial companies in selected countries around the world. Southern Energy businesses include independent power projects, integrated utilities, a distribution company, and energy trading and marketing businesses outside the southeastern United States.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. Mississippi Power is also subject to regulation by the FERC and the Mississippi Public Service Commission
(MPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and the actual results may differ from those estimates.

    Prior years' data presented in the financial statements have been reclassified to conform with the current year presentation.

Related-Party Transactions

The Company has an agreement with SCS under which the following services are rendered to the Company at cost: general and design engineering, purchasing, accounting and statistical, finance and treasury, tax, information resources, marketing, auditing, insurance and pension, human resources, systems and procedures, and other services with respect to business and operations and power pool operations. Costs for these services amounted to $45.5 million, $43.9 million, and $34.5 million during 1999, 1998, and 1997, respectively.

Regulatory Assets and Liabilities

Mississippi Power is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                             1999         1998
                                       -------------------------
                                          (in thousands)
Deferred income tax charges              $ 21,557     $ 22,697
Vacation pay                                5,218        4,717
Workforce reduction plan of
  1997                                          -       12,748
Premium on reacquired debt                  8,154        9,304
Deferred environmental costs                  323        1,500
Property damage reserve                    (3,082)        (910)
Deferred income tax credits               (34,765)     (37,277)
Other, net                                   (672)      (2,538)
----------------------------------------------------------------
Total                                    $ (3,267)    $ 10,241
================================================================

    In the event that a portion of the Company's operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off the net regulatory assets and liabilities related to that portion of

Mississippi Power Company 1999 Annual Report


operations that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The Company currently operates as a vertically integrated utility providing electricity to retail customers within its traditional service area located within the state of Mississippi, and to wholesale customers in the Southeast.

    Mississippi Power accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company's retail and wholesale rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs and certain other costs. Retail rates also include provisions to adjust billings for fluctuations in costs for ad valorem taxes and certain qualifying environmental costs. Revenues are adjusted for differences between actual allowable amounts and the amounts included in rates.

    The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts continued to average less than 1 percent of revenues.

Depreciation

Depreciation of the original cost of plant in service is provided primarily by using composite straight-line rates which approximated 3.3 percent in 1999.
When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

Mississippi Power uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Property, Plant and Equipment

Property, plant, and equipment is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction, if applicable. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense except for the maintenance of coal cars and a portion of the railway track maintenance, which are charged to fuel stock. The cost of replacements of property (exclusive of minor items of property) is capitalized.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                       Carrying          Fair
                                         Amount         Value
                                   ---------------------------
                                          (in millions)
Long-term debt
 At December 31, 1999                      $353          $334
 At December 31, 1998                      $343          $348
Capital trust preferred
  securities:
 At December 31, 1999                       $35           $30
 At December 31, 1998                        35            36
--------------------------------------------------------------

    The fair value for long-term debt and preferred securities was based on either closing market price or closing price of comparable instruments.

Mississippi Power Company 1999 Annual Report


Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when used or installed.

Provision for Property Damage

Mississippi Power is self-insured for the cost of storm, fire and other uninsured casualty damage to its property, including transmission and distribution facilities. As permitted by regulatory authorities, the Company accrues for the cost of such damage by charging expense and crediting an accumulated provision. The cost of repairing damage resulting from such events that individually exceed $50 thousand is charged to the accumulated provision. Effective November 1999, an order from the MPSC increased the maximum Property Damage Reserve from $18 million to $23 million and allows an annual accrual of up to $4.6 million. In 1999, the Company provided for such costs by charges to income of $4.4 million, which is an increase of $2.9 million when compared to the $1.5 million allowed in both 1998 and 1997. As of December 31, 1999, the accumulated provision amounted to $3.1 million.

2.  RETIREMENT BENEFITS

Mississippi Power has a defined benefit, trusteed, pension plan that covers substantially all employees. The Company provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for such benefits when they retire. The Company funds trusts to the extent required by the MPSC. The measurement date for plan assets and obligations is September 30 for each year.

Pension Plan

Changes during the year in the projected benefit obligations and in the fair value of plan assets were as follows:

                                              Projected
                                         Benefit Obligations
                                     ----------------------------
                                             1999           1998
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year             $142,807       $132,131
Service cost                                4,415          3,848
Interest cost                               9,377          9,613
Benefits paid                              (8,050)        (7,845)
Actuarial (gain) loss and
   employee transfers                      (8,619)         5,060
-----------------------------------------------------------------
Balance at end of year                   $139,930       $142,807
=================================================================

                                                Plan Assets
                                     ----------------------------
                                              1999          1998
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year              $198,100      $207,457
Actual return on plan assets                33,216         1,252
Benefits paid                               (8,050)       (7,845)
Employee transfers                          (1,779)       (2,764)
-----------------------------------------------------------------
Balance at end of year                    $221,487      $198,100
=================================================================

    The accrued pension costs recognized in the Balance Sheets were as follows:

                                                1999           1998
--------------------------------------------------------------------
                                                (in thousands)
Funded status                               $ 81,557       $ 55,293
Unrecognized transition obligation            (3,814)        (4,359)
Unrecognized prior service cost                4,991          5,405
Unrecognized net gain                        (80,246)       (56,590)
--------------------------------------------------------------------
Prepaid asset (liability) recognized
   in the Balance Sheets                      $2,488       $   (251)
====================================================================

Mississippi Power Company 1999 Annual Report


    Components of the plans' net periodic cost were as follows:

                                       1999      1998         1997
------------------------------------------------------------------
                                          (in thousands)
Service cost                        $ 4,415   $ 3,848     $  4,015
Interest cost                         9,377     9,613        9,407
Expected return on
  plan assets                       (14,681)   (13,817)    (12,805)
Recognized net gain                  (1,721)    (1,956)     (1,729)
Net amortization                       (131)      (131)       (119)
------------------------------------------------------------------
Net pension income                  $(2,741)  $ (2,443)   $ (1,231)
==================================================================

Postretirement Benefits

Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

                                             Accumulated
                                         Benefit Obligations
                                     ----------------------------
                                             1999           1998
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year              $47,260        $43,417
Service cost                                  982            806
Interest cost                               3,105          3,162
Benefits paid                              (2,256)        (2,302)
Actuarial loss and
   employee transfers                      (3,701)         2,177
-----------------------------------------------------------------
Balance at end of year                    $45,390        $47,260
=================================================================


                                                Plan Assets
                                     ----------------------------
                                             1999           1998
-----------------------------------------------------------------
                                           (in thousands)
Balance at beginning of year              $12,779        $12,189
Actual return on plan assets                1,818            176
Employer contributions                      2,657          2,716
Benefits paid                              (2,256)        (2,302)
-----------------------------------------------------------------
Balance at end of year                    $14,998        $12,779
=================================================================

    The accrued postretirement costs recognized in the Balance Sheets were as follows:

                                                   1999        1998
--------------------------------------------------------------------
                                                (in thousands)
Funded status                                  $(30,392)    $(34,481)
Unrecognized transition obligation                4,621        4,967
Unrecognized net loss (gain)                     (3,406)       1,010
Fourth quarter contributions                        931          577
--------------------------------------------------------------------
Accrued liability recognized in the
    Balance Sheets                             $(28,246)    $(27,927)
====================================================================

    Components of the plans' net periodic cost were as follows:

                                      1999        1998       1997
------------------------------------------------------------------
                                          (in thousands)
Service cost                        $  981      $  806     $  867
Interest cost                        3,105       3,162      2,922
Expected return on
    plan assets                     (1,100)      (989)       (815)
Recognized net (gain) loss               -          -          (7)
Net amortization                       346         346        362
------------------------------------------------------------------
Net postretirement cost             $3,332      $3,325     $3,329
==================================================================

    The weighted average rates assumed in the actuarial calculations for both the pension plans and postretirement benefits were:

                                               1999       1998
 ---------------------------------------------------------------
 Discount                                      7.50%      6.75%
 Annual salary increase                        5.00       4.25
 Long-term return on plan assets               8.50       8.50
 ---------------------------------------------------------------

Mississippi Power Company 1999 Annual Report


    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 7.74 percent for 1999, decreasing gradually to 5.50 percent through the year 2005 and remaining at that level thereafter. An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation and the service and interest cost components at December 31, 1999 as follows:

                                      1 Percent      1 Percent
                                       Increase      Decrease
-----------------------------------------------------------------
                                           (in thousands)
Benefit obligation                       $2,983       $(2,551)
Service and interest costs                  258          (219)
-----------------------------------------------------------------

Workforce Reduction Programs

    In 1997, approximately one hundred employees of Mississippi Power accepted the terms of a workforce reduction plan. The total cost to be incurred in connection with this voluntary plan was expected to be $18.2 million, including a $2.5 million pension and postretirement benefits curtailment loss. The MPSC approved the deferral and amortization of these program costs over a period not to exceed 60 months beginning no later than July 1998. At December 31, 1999, the Company has completely amortized the $18.2 million.

3. LITIGATION AND REGULATORY MATTERS

Environmental Litigation

On November 3, 1999, the Environmental Protection Agency (EPA), brought a civil action in the U.S. District Court against Alabama Power Company, Georgia Power Company and the system service company. The complaint alleges violations of the prevention of significant deterioration and new source review provisions of the Clean Air Act with respect to five coal-fired generating facilities in Alabama and Georgia. The civil action requests penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. The EPA concurrently issued to the integrated Southeast utilities a notice of violation related to 10 generating facilities, which includes the five facilities mentioned previously, and the Company's plants Watson and Greene County. In early 2000, the EPA filed a motion to amend its complaint to add the violations alleged in its notice of violation, and to add Gulf Power, Mississippi Power, and Savannah Electric as defendants. The complaint and notice of violation are similar to those brought against and issued to several other electric utilities. These complaints and notices of violation allege that the utilities had failed to secure necessary permits or install additional pollution equipment when performing maintenance and construction at coal burning plants constructed or under construction prior to 1978. Southern Company believes that its integrated utilities complied with applicable laws and the EPA's regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Prior to January 30, 1997, the penalty was $25,000 per day. An adverse outcome of this matter could require substantial capital expenditures that cannot be determined at this time and possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly the Company's financial condition unless such costs can be recovered through regulated rates.

Retail Rate Adjustment Plans

Mississippi Power's retail base rates are set under a Performance Evaluation Plan (PEP) approved by the MPSC in 1994. PEP was designed with the objective that the plan would reduce the impact of rate changes on the customer and provide incentives for Mississippi Power to keep customer prices low. PEP includes a mechanism for sharing rate adjustments based on the Company's ability to maintain low rates for customers and on the Company's performance as measured by three indicators that emphasize price and service to the customer. PEP provides for semiannual evaluations of Mississippi Power's performance-based return on investment. Any change in rates is limited to 2 percent of retail revenues per evaluation period. PEP will remain in effect until the MPSC modifies or terminates the plan. In September 1996, the MPSC, under PEP, approved a retail revenue increase of $4.5 million (1.06 percent of annual retail revenue) which became effective in October 1996. There were no PEP retail revenue changes for 1999, 1998 or 1997.

Environmental Compliance Overview Plan

The MPSC approved Mississippi Power's Environmental Compliance Overview Plan
(ECO) in 1992. The plan establishes procedures to facilitate the MPSC's overview of the Company's environmental strategy and provides for recovery of costs (including costs of capital) associated with environmental projects approved by

Mississippi Power Company 1999 Annual Report


the MPSC. Under the ECO Plan any increase in the annual revenue requirement is limited to 2 percent of retail revenues. However, the plan also provides for carryover of any amount over the 2 percent limit into the next year's revenue requirement. In 1997, the Company's filing with the MPSC under the ECO Plan resulted in an annual retail rate increase of $0.9 million. In 1998 and 1999, the Company's ECO filing resulted in a small decrease in customer prices in each year. The Company filed its 2000 ECO Plan in January, and if approved as filed, will result in a small decrease in customer prices.

    Mississippi Power conducts studies, when possible, to determine the extent of any required environmental remediation. Should such remediation be determined to be probable, reasonable estimates of costs to clean up such sites are developed and recognized in the financial statements. A currently owned site where manufactured gas plant operations were located prior to the Company's ownership has been investigated and substantially remediated. The remedial plan was approved by the Mississippi Department of Environmental Quality. Remediation of this site began in 1999 and is scheduled to be completed in early 2000. The Company expects the total remediation costs to be approximately $2.0 million, with approximately $1.5 million recovered from other parties and the balance through the ECO Plan. The Company recovers such costs under the ECO Plan as they are incurred, as provided for in the Company's 1995 ECO Order. As of December 31, 1999, the balance in the liability and regulatory asset accounts was $0.3 million.

Approval for New Capacity

In January 1998, the Company was granted a Certificate of Public Convenience and Necessity by the MPSC to build approximately 1,000 megawatts of combined cycle generation at the Company's Plant Daniel site, to be placed in service by June 2001. In December 1998, the Company requested approval to transfer the ownership rights under the certificate to Escatawpa Funding, Limited Partnership, which will lease the facility to the Company (see Note 5, Financing and Commitments). The Company also requested approval from the MPSC to exclude the costs of the new facility from retail rate base and to assign the Company's existing generating capacity to its retail business, beginning in 2001. In January 1999, the Company and Mississippi Public Utility Staff entered a stipulation covering the details of cost allocation and ratemaking to effect this change. In February 1999, the Commission held hearings on this matter and subsequently granted the Company's request, as modified by the stipulation.

4.  CONSTRUCTION PROGRAM

Mississippi Power is engaged in continuous construction programs, the costs of which are currently estimated to total $84 million in 2000, $54 million in 2001, and $61 million in 2002. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. Significant construction will continue related to transmission and distribution facilities, and the upgrading of generating plants.

5.  FINANCING AND COMMITMENTS

Financing

Mississippi Power's construction program is expected to be financed from internal and other sources, such as the issuance of additional long-term debt and preferred securities and the receipt of capital contributions from Southern Company.

    The amounts of long-term debt and preferred securities that can be issued in the future will be contingent on market conditions, the maintenance of adequate earnings levels, regulatory authorizations, and other factors.

    In 1999, the Company signed an Agreement for Lease and a Lease Agreement with Escatawpa Funding ("Escatawpa"), a limited partnership, that calls for the Company to design and construct, as agent for Escatawpa, a 1,064 megawatt natural gas combined cycle facility. It is anticipated that the total project will cost approximately $406 million, and upon project completion in mid 2001, the Company intends to lease the facility for an initial term of approximately 10 years. It is anticipated that the annual lease payments will approximate $32 million during the initial term.

Mississippi Power Company 1999 Annual Report

Bank Credit Arrangements

At December 31, 1999, Mississippi Power had total committed credit agreements with banks for $104.3 million. At year-end 1999, the unused portion of these committed credit agreements was $104.3 million. These credit agreements expire at various dates in 2000. Some of these agreements allow short-term borrowings to be converted into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the Company's option. In connection with these credit arrangements, the Company agrees to pay commitment fees based on the unused portions of the commitments or to maintain compensating balances with the banks. At December 31, 1999, the Company had $57.5 million of short-term borrowings outstanding.

Assets Subject to Lien

Mississippi Power's mortgage indenture dated as of September 1, 1941, as amended and supplemented, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Lease Agreements

In 1984, Mississippi Power and Gulf States Utilities (now Entergy Corp.) entered into a forty-year transmission facilities agreement whereby Entergy began paying a use fee to the Company covering all expenses relative to ownership and operation and maintenance of a 500 kV line, including amortization of its original $57 million cost. For the three years ended 1999 use fees collected under this agreement, net of related expenses, amounted to approximately $3 million each year, and are included within Other Income in the Statements of Income.

    In 1989, Mississippi Power entered into a twenty-two year lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was also entered into for twenty-two years. The Company has the option to purchase the 745 railcars at the greater of lease termination value or fair market value, or to renew the leases at the end of the lease term. In 1997, a third lease agreement for the use of 360 railcars was also entered into for three years, with a monthly renewal option for up to an additional nine months. All of these leases, totaling 1,105 railcars, were for the transport of coal at Plant Daniel.

    Gulf Power, as joint owner of Plant Daniel, is responsible for one half of the lease cost. The Company's share (50%) of the leases, charged to fuel stock, was $2.8 million in 1999, $2.8 million in 1998, and $2.0 million in 1997. The Company's annual lease payments for 2000 through 2004 will average approximately $1.8 million and after 2004, lease payments total in aggregate approximately $14.4 million.

Fuel and Purchased Power Commitments

To supply a portion of the fuel requirements of its generating plants, Mississippi Power has entered into various long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum production levels, and other financial commitments.

    Total estimated obligations at December 31, 1999, were as follows:

    Year                                       Fuel
-----------                              ----------
                                         (in millions)
    2000                                       $147
    2001                                        121
    2002                                        124
    2003                                        125
    2004                                          9
    2005 - 2026                                 115
---------------------------------------------------
    Total commitments                          $641
---------------------------------------------------

Additional commitments for fuel will be required in the future to supply the Company's fuel needs.

     In 1996, Mississippi Power entered into agreements to purchase options for summer peaking power for the years 1997 through 2000. The Company has purchased options from power marketers for up to 250 megawatts of peaking power in 1997; 300 megawatts in 1998; 250 megawatts in 1999; and 400 megawatts in 2000. For the years ended 1999, 1998 and 1997 Mississippi Power exercised its options to purchase 250 megawatts, 300 megawatts and 250 megawatts of peaking capacity, respectively. In June 1997, the MPSC approved Mississippi Power's request that it be allowed to earn a return on the capacity portion of this agreement. In 1999, Mississippi Power exercised its option to purchase 400 megawatts of summer peaking capacity for the year 2000.

Mississippi Power Company 1999 Annual Report

6.  JOINT OWNERSHIP AGREEMENTS

Mississippi Power and Alabama Power own as tenants in common Units 1 and 2 at Plant Greene County located in Alabama; and Mississippi Power and Gulf Power own as tenants in common Units 1 and 2 at Plant Daniel located in Mississippi.

    At December 31, 1999, Mississippi Power's percentage ownership and investment in these jointly owned facilities were as follows:

                                            Company's
 Generating           Total      Percent      Gross    Accumulated
    Plant            Capacity Ownership     Investment Depreciation
 ---------         ------------------------------------------------
                   (Megawatts)                 (in thousands)
 Greene
   County
  Units 1 and 2       500         40%      $61,050        $29,636

 Daniel
  Units 1 and 2     1,000         50%     $225,761       $103,213
 ------------------------------------------------------------------

    Mississippi Power's share of plant operating expenses is included in the corresponding operating expenses in the Statements of Income.

7.  LONG-TERM POWER SALES AGREEMENTS

Mississippi Power and the other utility affiliates of Southern Company have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The Company's capacity revenues under these agreements were not material during the periods reported.

8.  INCOME TAXES

At December 31, 1999, the tax-related regulatory assets and liabilities were $22 million and $35 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are shown below:

                                     1999        1998       1997
                                ----------------------------------
                                           (in thousands)
 Total provision for
    income taxes
 Federal --
    Current                       $33,379     $20,500    $27,651
    Deferred  --current year        3,747       7,007      8,171
              --reversal of
                 prior years       (7,720)      2,435     (9,236)
 -----------------------------------------------------------------
                                   29,406      29,942     26,586
 -----------------------------------------------------------------
 State --
    Current                         4,881       2,544      5,537
    Deferred  --current year          738       1,568      1,756
              --reversal of
                 prior years         (908)        610     (2,499)
 -----------------------------------------------------------------
                                    4,711       4,722      4,794
 -----------------------------------------------------------------
 Total                             34,117      34,664     31,380
 =================================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities are as follows:

                                        1999             1998
                                   -----------------------------
                                           (in thousands)
 Deferred tax liabilities:
    Accelerated depreciation        $154,698         $153,768
    Basis differences                  8,967            9,642
    Other                             23,108           26,038
 ---------------------------------------------------------------
 Total                               186,773          189,448
 ---------------------------------------------------------------
 Deferred tax assets:
    Other property
     basis differences                21,003           22,391
    Pension and
     other benefits                    9,608            9,441
    Property insurance                 3,419            1,526
    Unbilled fuel                      4,846            2,080
    Other                             11,071           14,406
 ---------------------------------------------------------------
 Total                                49,947           49,844
 ---------------------------------------------------------------
 Net deferred tax
    liabilities                      136,826          139,604
 Portion included in
    current assets, net                2,738            4,248
 ---------------------------------------------------------------
 Accumulated deferred
    income taxes in the
    Balance Sheets                  $139,564         $143,852
 ===============================================================

Mississippi Power Company 1999 Annual Report

    Deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $1.2 million in 1999, 1998, and 1997. At December 31, 1999, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       1999     1998         1997
                                 ----------------------------------
 Federal statutory rate               35.00%   35.00%       35.00%
 State income tax, net of
    federal deduction                  3.37     3.34         3.51
 Non-deductible book
    depreciation                        .77      .47          .47
 Other                                (1.62)   (1.04)       (3.60)
 ------------------------------------------------------------------
 Effective income tax rate            37.52%   37.77%       35.38%
 ==================================================================

    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis.

9.    COMPANY OBLIGATED MANDATORILY
      REDEEMABLE PREFERRED SECURITIES

In February 1997, Mississippi Power Capital Trust I (Trust I), of which the Company owns all the common securities, issued $35 million of 7.75 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $36 million aggregate principal amount of the Company's 7.75 percent junior subordinated notes due February 15, 2037.

    The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of the Trusts' payment obligations with respect to the preferred securities.

    The Trust is a subsidiary of the Company, and accordingly is consolidated in the Company's financial statements.

10. LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year is as follows:

                                                1999       1998
                                             -------------------
                                                (in thousands)
 Bond improvement fund requirement            $1,000     $1,000
 Less: Portion to be satisfied by
         certifying property additions         1,000      1,000
 ---------------------------------------------------------------
 Cash sinking fund requirement                     -          -
 Redemptions of first mortgage bonds               -          -
 Current portion of other long-term debt      30,000     50,000
 Pollution control bond cash
    sinking fund requirements                     20         20
 ---------------------------------------------------------------
 Total                                       $30,020    $50,020
 ===============================================================

    The first mortgage bond improvement fund requirement is one percent of each outstanding series authenticated under the indenture of Mississippi Power prior to January 1 of each year, other than first mortgage bonds issued as collateral security for certain pollution control obligations. The requirement must be satisfied by June 1 of each year by depositing cash or reacquiring bonds, or by pledging additional property equal to 166-2/3 percent of such requirement.

11. COMMON STOCK DIVIDEND RESTRICTIONS

Mississippi Power's first mortgage bond indenture and the corporate charter contain various common stock dividend restrictions. At December 31, 1999, approximately $118 million of retained earnings was restricted against the payment of cash dividends on common stock under the most restrictive terms of the mortgage indenture or corporate charter.

Mississippi Power Company 1999 Annual Report

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for 1999 and 1998 are as follows:

                                                         Net Income
                                                    After Dividends
                         Operating     Operating       On Preferred
Quarter Ended             Revenues        Income              Stock
--------------------------------------------------------------------
                                     (in thousands)
March 1999                $122,435       $18,122             $7,193
June 1999                  158,590        31,289             14,953
September 1999             201,594        51,609             27,313
December 1999              150,385        18,736              5,350

March 1998                $122,156       $20,299             $8,388
June 1998                  156,612        30,126             13,713
September 1998             191,699        50,948             28,309
December 1998              124,664        13,498              4,696
--------------------------------------------------------------------

    Mississippi Power's business is influenced by seasonal weather conditions and the timing of rate changes.

SELECTED FINANCIAL AND OPERATING DATA 1995-1999
Mississippi Power Company 1999 Annual Report

---------------------------------------------------------------------------------------------------------------------------------
                                                            1999            1998            1997            1996            1995
---------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)*                      $633,004        $595,131        $543,588        $544,029        $516,553
Net Income after Dividends
  on Preferred Stock (in thousands)                      $54,809         $55,105         $54,010         $52,723         $52,531
Cash Dividends
  on Common Stock (in thousands)                         $56,100         $51,700         $49,400         $43,900         $39,400
Return on Average Common Equity (percent)                  14.00           14.15           14.00           13.90           14.26
Total Assets (in thousands)                           $1,251,136      $1,189,605      $1,166,829      $1,142,327      $1,148,953
Gross Property Additions (in thousands)                  $75,888         $68,231         $55,375         $61,314         $67,570
---------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                     $391,968        $391,231        $387,824        $383,734        $374,884
Preferred stock                                           31,809          31,809          31,896          74,414          74,414
Company obligated mandatorily
  redeemable preferred securities                         35,000          35,000          35,000               -               -
Long-term debt                                           321,802         292,744         291,665         326,379         288,820
---------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)           $780,579        $750,784        $746,385        $784,527        $738,118
=================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                         50.2            52.1            52.0            48.9            50.8
Preferred stock                                              4.1             4.2             4.3             9.5            10.1
Company obligated mandatorily
  redeemable preferred securities                            4.5             4.7             4.7               -               -
Long-term debt                                              41.2            39.0            39.0            41.6            39.1
---------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)              100.0           100.0           100.0           100.0           100.0
=================================================================================================================================
Security Ratings:
First Mortgage Bonds -
     Moody's                                                 Aa3             Aa3             Aa3             Aa3             Aa3
     Standard and Poor's                                     AA-             AA-             AA-              A+              A+
     Duff & Phelps                                           AA-             AA-             AA-             AA-             AA-
Preferred Stock -
     Moody's                                                  a1              a1              a1              a1              a1
     Standard and Poor's                                      A-               A               A               A               A
     Duff & Phelps                                            A+              A+              A+              A+              A+
=================================================================================================================================
Customers (year-end):
Residential                                              157,592         156,530         156,650         154,630         154,014
Commercial                                                31,837          31,319          31,667          30,366          29,903
Industrial                                                   546             587             642             639             642
Other                                                        202             200             200             200             194
---------------------------------------------------------------------------------------------------------------------------------
Total                                                    190,177         188,636         189,159         185,835         184,753
=================================================================================================================================
Employees (year-end):                                      1,328           1,230           1,245           1,363           1,421
---------------------------------------------------------------------------------------------------------------------------------
* 1999 data includes the true-up of the unbilled revenue estimates.

SELECTED FINANCIAL AND OPERATING DATA 1995-1999 (continued)
Mississippi Power Company 1999 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
                                                           1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)*:
Residential                                           $ 159,945        $157,642       $ 138,608       $ 137,055       $ 134,286
Commercial                                              153,936         145,677         134,208         131,734         131,034
Industrial                                              151,244         135,039         140,233         141,324         140,947
Other                                                     4,309           4,209           4,193           4,013           3,914
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                            469,434         442,567         417,242         414,126         410,181
Sales for resale  - non-affiliates                      131,004         121,225         105,141          99,596          91,820
Sales for resale  - affiliates                           19,446          18,285          10,143          21,830           7,691
--------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                619,884         582,077         532,526         535,552         509,692
Other revenues                                           13,120          13,054          11,062           8,477           6,861
--------------------------------------------------------------------------------------------------------------------------------
Total                                                  $633,004        $595,131        $543,588        $544,029        $516,553
================================================================================================================================
Kilowatt-Hour Sales (in thousands)*:
Residential                                           2,248,255       2,248,915       2,039,042       2,079,611       2,040,608
Commercial                                            2,847,342       2,623,276       2,407,520       2,315,860       2,242,163
Industrial                                            4,407,445       3,729,166       3,981,875       3,960,243       3,813,456
Other                                                    40,091          39,772          40,508          39,297          38,559
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                          9,543,133       8,641,129       8,468,945       8,395,011       8,134,786
Sales for resale  - non-affiliates                    3,256,175       3,157,837       2,895,182       2,726,993       2,493,519
Sales for resale  - affiliates                          539,939         552,142         478,884         693,510         243,554
--------------------------------------------------------------------------------------------------------------------------------
Total                                                13,339,247      12,351,108      11,843,011      11,815,514      10,871,859
================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents)*:
Residential                                                7.11            7.01            6.80            6.59            6.58
Commercial                                                 5.41            5.55            5.57            5.69            5.84
Industrial                                                 3.43            3.62            3.52            3.57            3.70
Total retail                                               4.92            5.12            4.93            4.93            5.04
Sales for resale                                           3.96            3.76            3.42            3.55            3.84
Total sales                                                4.65            4.71            4.50            4.53            4.69
Residential Average Annual
  Kilowatt-Hour Use Per Customer *                       14,301          14,376          13,132          13,469          13,307
Residential Average Annual
  Revenue Per Customer *                              $1,017.42       $1,007.68         $892.68         $887.66         $875.69
Plant Nameplate Capacity
  Ratings (year-end) (megawatts)                          2,086           2,086           2,086           2,086           2,086
Maximum Peak-Hour Demand (megawatts):
Winter                                                    2,125           1,740           1,922           2,030           1,637
Summer                                                    2,439           2,339           2,209           2,117           2,095
Annual Load Factor (percent)                               59.6            58.0            59.1            60.7            60.0
Plant Availability Fossil-Steam (percent):                 91.0            90.0            92.4            91.8            92.1
--------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                       69.4            66.5            70.5            70.4            58.0
Oil and gas                                                15.9            14.5            12.5            12.0            15.2
Purchased power -
  From non-affiliates                                       6.2             8.0             3.0             6.5             2.4
  From affiliates                                           8.5            11.0            14.0            11.1            24.4
--------------------------------------------------------------------------------------------------------------------------------
Total                                                     100.0           100.0           100.0           100.0           100.0
================================================================================================================================
* 1999 data includes the true-up of the unbilled revenue estimates.